Exhibit 99.1

PRESS RELEASE | February 6, 2024 | NASDAQ: PLL

PIEDMONT LITHIUM PROVIDES CORPORATE UPDATE

•	North American Lithium ramp up continues with record quarterly production in Q4’23
o	Operating cost improvements expected upon completion of key capital projects
o	Piedmont offtake agreement provides strong leverage to anticipated recovery in lithium prices
•	Ewoyaa advancing through approvals process with Final Investment Decision anticipated in 2025
o	Piedmont and Atlantic currently co-funding modest project development costs in advance of FID
o	Pursuing financing options non-dilutive to Piedmont’s shareholders to fund capex in 2025+
•	Permitting, partnering, and debt funding discussions progressing for domestic projects
o	Large, strategic projects positioned for development in stronger markets
•	Initiated cost savings plan in Q1’24 targeting ~$10 million in annual run rate savings
o	Piedmont ended 2023 with $72 million in cash and currently holds marketable securities of ~$38 million

BELMONT, North Carolina, February 6, 2024 – Piedmont Lithium (“Piedmont” or the “Company”) (Nasdaq: PLL; ASX: PLL), a leading global supplier of lithium resources critical to the U.S. electric vehicle (“EV”) supply chain, today provided an update on key business and portfolio activities.

Quebec – North American Lithium

Ramp up continues on target at North American Lithium (“NAL”), Piedmont’s joint-venture mining operation in Quebec. NAL produced 34,237 dry metric tons (“dmt”) of spodumene concentrate in Q4’23, at an average grade of 5.5% Li2O, representing a 9% increase in production from the prior quarter. Operations achieved records in concentrate production (13,954 dmt), mill availability (80%), and global lithium recovery (66%) in December 2023.

Cash operating costs at NAL are expected to improve upon completion of important capital projects in mid-2024. In particular, completion of the crushed ore storage dome is expected to enable the operation to achieve full production rates and result in meaningfully lower unit production costs. Furthermore, mining costs are currently elevated with activity focused in the area of pre-existing underground mine works dating from the 1950s. Unit mining costs are expected to improve once operations have moved past the old mining works.

Inclement weather and port congestion resulted in the delay of one of Piedmont’s planned Q4’23 shipments, with 14,248 dmt of spodumene concentrate shipped during Q4’23 and 13,104 dmt being shipped in mid-January 2024. Piedmont expects to begin deliveries under its long-term contracts in 2024 and reduce reliance on volatile spot market sales.

Piedmont is working with its NAL joint-venture partner, Sayona Mining (ASX: SYA), to conduct a strategic review of NAL operations. The objective of the review is to continue improving NAL’s productivity and operating costs, with a view toward positioning NAL to continue to operate throughout the market cycle.

“We are very pleased with the progress at NAL and anticipate continued operating improvements through 2024,” said Keith Phillips, President and Chief Executive Officer of Piedmont Lithium. “NAL is North America’s only operating spodumene mine, and as such, is quite strategic to the long-term customers we serve. As we complete our operational review with our partners at Sayona, our goal is to optimize production rates and operating costs and maintain leverage for the recovery in lithium prices that we anticipate based upon market dynamics and historical pricing trends.”

Ghana – Ewoyaa Lithium Project (“Ewoyaa”)

Piedmont and its partner, Atlantic Lithium (AIM: ALL; ASX: A11) (“Atlantic”), continue to advance development of the Ewoyaa project in Ghana. Atlantic announced recently that the Minerals Income Investment Fund of Ghana (“MIIF”) completed a $5 million investment in Atlantic and discussions continue regarding MIIF’s potential investment of $27.9 million directly into Ewoyaa for a 6% project stake, which would reduce funding requirements for Piedmont and the project’s other partners.

Construction at Ewoyaa is targeted to commence in 2025 following receipt of required permits and approvals, which are expected later in 2024. Piedmont expects Ewoyaa funding will be minimal in 2024 and is evaluating a range of options that would be non-dilutive to Piedmont shareholders to fund its share of project capital in 2025 and beyond. Piedmont expects to submit a formal application for the Ewoyaa project debt financing later this quarter to the U.S. International Development Finance Corporation. The size and terms of any such arrangement will be the subject of due diligence and negotiation, but customary project financing could account for a majority of project capital. Separately, Piedmont is exploring possible funding related to its 50% offtake interest in the project. Of note, Atlantic recently announced completion of Stage 1 of a competitive offtake partnering process for the 50% of the Ewoyaa material controlled by the joint venture.

“We are excited about the potential of the Ewoyaa project,” commented Mr. Phillips. “Based on technical studies, Ewoyaa is expected to be a large operation offering the potential of a high return on invested capital given its relatively low capex and opex profile. We expect 2024 project spending to be minimal with a focus on advancing the project through the environmental permitting and approvals processes to prepare for an ultimate investment decision in 2025.”

United States Projects

Piedmont’s projects in North Carolina and Tennessee are central to its long-term strategy of developing an integrated lithium hydroxide business in the United States. In the current lithium price environment, the Company is managing the pace of development and capital spending at both Carolina Lithium and Tennessee Lithium, including deferrals of property purchases, engineering expenses, and other development costs.

On January 18, the Company delivered its formal response to a third request for additional information (ADI #3) to the North Carolina Division of Energy, Minerals, and Land Resources (“DEMLR”). DEMLR is currently reviewing the response and a decision is possible in the coming weeks. In the event Piedmont receives a positive decision on the Carolina state mining permit, the Company would prepare for local project rezoning and permits while continuing to work with state agencies in North Carolina to obtain final air and industrial discharge permits.

Corporate

Piedmont finished 2023 with $72 million in cash and currently holds approximately $38 million in marketable securities. The Company intends to reduce its capital spending in 2024 and control operating expenses through expense management that the Company views as prudent, including a recently completed 27% reduction in force. The Company expects to complete the majority of its cost savings initiatives by the end of Q1’24 and is targeting approximately $10 million in annual run rate savings.

“These cost reduction actions, while difficult, are necessary to position the Company for the long-term. Lithium prices have fallen sharply, and the market consensus is currently negative. However, lithium has been a cyclical business over the past decade with trough markets in pricing generally followed by new record highs,” commented Mr. Phillips.  “As they say in the mining business, ‘the solution to low prices is low prices,’ and announcements of capacity curtailments and new project deferrals have recently become commonplace with more likely to come. At today’s lithium prices and equity valuations, new project development is expected to be challenging for all, and if EV markets continue to grow, then another period of lithium shortages appears likely to follow.”

“We believe we are extremely well-positioned as a partner in North America’s only producing spodumene mine and in an exceptional low-capex development project in Africa, with tactical optionality to build downstream businesses in two locations in the United States. We have taken a series of measures we believe are judicious to protect shareholder value in this downturn, while remaining strategically positioned for the lithium market recovery that we foresee,” said Mr. Phillips.

Legal

On January 18, 2024, the U.S. District Court for the Eastern District of New York granted Piedmont’s motion to dismiss a securities class action lawsuit, originally filed in July 2021, against Piedmont and two of its executives.

For further information, contact:

Erin Sanders
SVP, Corporate Communications &
Investor Relations
T: +1 704 575 2549
E: esanders@piedmontlithium.com

About Piedmont Lithium
Piedmont Lithium Inc. (Nasdaq: PLL; ASX: PLL) is developing a world-class, multi-asset, integrated lithium business focused on enabling the transition to a net zero world and the creation of a clean energy economy in North America. Our goal is to become one of the largest lithium hydroxide producers in North America by processing spodumene concentrate produced from assets where we hold an economic interest. Our projects include our Carolina Lithium and Tennessee Lithium projects in the United States and partnerships in Quebec with Sayona Mining (ASX: SYA) and in Ghana with Atlantic Lithium (AIM: ALL; ASX: A11). We believe these geographically diversified operations helps us to play a pivotal role in supporting America’s move toward energy independence and the electrification of transportation and energy storage. For more information, follow us on Twitter @PiedmontLithium and visit www.piedmontlithium.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of or as described in securities legislation in the United States and Australia, including statements regarding exploration, development construction, production, and ramp up activities or the timing of these activities, of Sayona Mining, Atlantic Lithium and Piedmont, including regarding operating cost improvements, regulatory approvals or permits or the timing thereof, project spend, timing of completion of capital projects and the effects of such projects, timing of planned deliveries and ability to improve productivity; current plans for Piedmont’s mineral and chemical processing projects; Piedmont’s potential acquisition of an ownership interest in Ewoyaa, including financing options, the timing of final investment decisions and project spend; strategy; market cycles; lithium prices; equity values; costs of new project developments; lithium shortages; lithium market recovery; certain Company approvals, permitting, partnering and debt funding discussions; a recently completed workforce reduction; expense management and possible or assumed future financial results or financial condition. Such forward-looking statements involve substantial and known and unknown risks, uncertainties, and other risk factors, many of which are beyond our control, and which may cause actual timing of events, results, performance or achievements and other factors to be materially different from the future timing of events, results, performance, or achievements expressed or implied by the forward-looking statements. Such risk factors include, among others: (i) that Piedmont, Sayona Mining or Atlantic Lithium may be unable to commercially extract mineral deposits, (ii) that Piedmont’s, Sayona Mining’s or Atlantic Lithium’s properties may not contain expected reserves, (iii) risks and hazards inherent in the mining business (including risks inherent in exploring, developing, constructing and operating mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), (iv) uncertainty about Piedmont’s ability to obtain required capital to execute its business plan, (v) Piedmont’s ability to hire and retain required personnel, (vi) changes in the market prices of lithium and lithium products, (vii) changes in technology or the development of substitute products, (viii) the uncertainties inherent in exploratory, developmental and production activities, including risks relating to permitting, zoning and regulatory delays related to our projects as well as the projects of our partners in Quebec and Ghana, (ix) uncertainties inherent in the estimation of lithium resources, (x) risks related to competition, (xi) risks related to the information, data and projections related to Sayona Mining or Atlantic Lithium, (xii) occurrences and outcomes of claims, litigation and regulatory actions, investigations and proceedings, (xiii) risks regarding our ability to achieve profitability, enter into and deliver product under supply agreements on favorable terms, our ability to obtain sufficient financing to develop and construct our projects, our ability to comply with governmental regulations and our ability to obtain necessary permits, (xiv) our ability to deliver on our expense management efforts and other cost improvements expected upon completion of key capital projects as well as our future cash payments associated with these initiatives and potential future impairment charges and (xv) other uncertainties and risk factors set out in filings made from time to time with the U.S. Securities and Exchange Commission (“SEC”) and the Australian Securities Exchange, including Piedmont’s most recent filings with the SEC. The forward-looking statements, projections and estimates are given only as of the date of this press release and actual events, results, performance, and achievements could vary significantly from the forward-looking statements, projections and estimates presented in this press release. Readers are cautioned not to put undue reliance on forward-looking statements. Piedmont disclaims any intent or obligation to update publicly such forward-looking statements, projections, and estimates, whether as a result of new information, future events or otherwise. Additionally, Piedmont, except as required by applicable law, undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Piedmont, its financial or operating results or its securities.